EXECUTION VERSION 4811-0033-8921 v.25 STOCK PURCHASE AGREEMENT dated as of August 2, 2021 relating to the issued share capital of National Bank of New York City

-i- 4811-0033-8921 v.25 TABLE OF CONTENTS Page ARTICLE I DEFINITIONS 1.01 Definitions......................................................................................................................1 1.02 Additional Definitions ...................................................................................................9 ARTICLE II THE SHARE SALE 2.01 The Share Sale .............................................................................................................10 2.02 The Closing ..................................................................................................................10 ARTICLE III CONSIDERATION 3.01 Payment and Delivery of Consideration ......................................................................11 3.02 Purchase Price ..............................................................................................................11 3.03 Deliveries and Actions at Closing................................................................................12 3.04 Post-Closing Tangible Common Equity Adjustment ..................................................13 3.05 Escrow Deposits...........................................................................................................15 ARTICLE IV ACTIONS PENDING ACQUISITION 4.01 Conduct of Business Prior to the Closing ....................................................................15 4.02 Forbearances Related to the Bank ................................................................................16 4.03 No Transfer of Shares ..................................................................................................18 4.04 Permitted Dividends and Distributions ........................................................................18 ARTICLE V REPRESENTATIONS AND WARRANTIES 5.01 Bank Disclosure Schedule ...........................................................................................19 5.02 Representations and Warranties of Each Seller ...........................................................19 5.03 Representations and Warranties of the Bank ...............................................................20 5.04 Representations and Warranties with Respect to Purchaser ........................................30

ARTICLE VI

COVENANTS

6.01	Reasonable Best Efforts	32
6.02	Filings; Authorizations and Consents	32
6.03	Press Releases; Public Announcements	33
6.04	Access; Information	33
6.05	Confidentiality	33
6.06	Fees and Expenses	35
6.07	Tax Matters	35
6.08	Compensation Matters	37
6.09	Subsequent Financial Statements	38
6.10	Competing Transaction	38
6.11	Notice	38
6.12	Release	38
6.13	Shareholders' Agreement	39
6.14	Maintenance of Branch Office	39

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE SHARE SALE

7.01	Conditions to the Obligation of Each Party to Effect the Share Sale	39
7.02	Conditions to the Obligation of Purchaser	40
7.03	Conditions to the Obligation of the Bank and Sellers	42

ARTICLE VIII

TERMINATION

8.01	Termination	42
8.02	Notice of Termination	43
8.03	Effect of Termination and Abandonment	43

ARTICLE IX

INDEMNIFICATION

9.01	Indemnification by Sellers	44
9.02	Indemnification by Purchaser	45
9.03	Third-Person Claims	45
9.04	Limitation of Liability	46
9.05	Survival of Representations and Warranties and Covenants	46
9.06	Exclusive Remedy	47

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ARTICLE X

SELLERS' REPRESENTATIVE

10.01	Acknowledgement	47
10.02	Sellers' Representative Expenses	48
10.03	Indemnification of Sellers' Representative	48
10.04	Reliance	49
10.05	Replacement of the Sellers' Representative	49

ARTICLE XI

MISCELLANEOUS

11.01	Waiver; Amendment	49
11.02	Counterparts	49
11.03	Governing Law	50
11.04	Specific Performance	50
11.05	Assignment	50
11.06	Notices	50
11.07	Entire Understanding; Third-Party Beneficiaries	52
11.08	Interpretation; Effect	52
11.09	Severability	53
11.10	WAIVER OF JURY TRIAL	53
11.11	Venue for Resolution of Disputes	54

Schedules

Schedule A	Sellers
Schedule B	Minority Director Shareholders
Schedule C	Minority Shareholders
Schedule D	Office Locations
Schedule E	Bank Disclosure Schedule
Schedule F	Lease for Owned Property
Schedule G	Non-Performing Loan

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4811-0033-8921 v.25 This STOCK PURCHASE AGREEMENT is dated as of August 2, 2021 (the “Execution Date”), by and among those persons whose names and addresses are set forth in Schedule A (collectively, “Sellers” and each, a “Seller”), National Bank of New York City (the “Bank”), a national bank located in the State of New York, and Newtek Business Services Corp., a corporation formed under the laws of the State of Maryland (“Purchaser”). RECITALS WHEREAS, as of the Execution Date, Sellers collectively own 33,600 shares of common stock, par value $25.00 per share (“Common Stock”), of the Bank, which shares constitute all of the Outstanding Equity Interests of the Bank other than the shares of Common Stock held by the Minority Director Shareholders (collectively, the “Shares”); WHEREAS, Sellers wish to sell, and Purchaser wishes to purchase, all of the Shares held by Sellers, upon the terms and subject to the conditions set forth in this Agreement; WHEREAS, the directors named in Schedule B hereto (“Minority Director Shareholders”), owning the number of shares set forth in Schedule B, each have entered into agreements with the Bank pursuant to which each Minority Director Shareholder has agreed to resign, effective as of the date immediately preceding the Closing Date and in connection therewith the Shares owned thereby will be repurchased by the Bank, subject to any required regulatory approval, at the price per share set forth in said agreements (the “Director Resignation Agreements”); WHEREAS, on the date hereof, Purchaser has entered into an employment agreement with Nicholas DeMeo, the President of the Bank, with such agreement to be effective upon and subject to the Closing; and WHEREAS, Purchaser, the Bank and Sellers desire to make certain representations, warranties, covenants and agreements in connection with this Agreement. NOW, THEREFORE, in consideration of these premises and of the mutual covenants, representations and warranties and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows: ARTICLE I DEFINITIONS 1.01 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below, including for purposes of the preamble and the Recitals hereof: “Action” means any civil, criminal or administrative action, suit, claim, case, litigation, arbitration, demand, investigation or legal, administrative or arbitration proceeding.

-2- 4811-0033-8921 v.25 “Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. “Agreement” means this Stock Purchase Agreement, as amended or modified from time to time in accordance with Section 11.01, including all Schedules and Exhibits hereto. “Bank Equity-to-Debt Ratio” means total stockholders’ equity divided by total liabilities, as calculated in accordance with GAAP. “Bank Transaction Expense Excess Amount” means the aggregate amount of any Bank Transaction Expenses that exceed $1,500,000. “Bank Transaction Expenses” means any out-of-pocket fees, costs and expenses of third-party advisors incurred, paid or payable by the Bank in connection with this Agreement and the transactions contemplated hereby or the Escrow Agreement, including any investment banking fees, legal fees, accounting fees, and similar costs and expenses. “BIN” means a unique bank identification number or interbank card association assigned by Visa Inc. or MasterCard Inc., respectively (or their affiliates), for use in entering or receiving card transactions from such payment network. “BIN Sponsor” means any member institution of MasterCard Inc. or Visa Inc. that serves as an acquiring bank for any merchant or that sponsors a company’s participation in either such payment network. “Board of Directors” or “Board” means, with respect to any person, the board of directors, board of managers, supervisory board and executive board, managing member(s), managers or such other similar governing body or group, as applicable, established pursuant to the Governing Documents of such person. “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close. “Competing Transaction” means a sale of all or any significant part of the Bank or any of the equity of the Bank, whether by stock purchase, merger, reorganization, recapitalization, consolidation, or other business combination or any other means. “Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any person pursuant to any Contract, Law, Order, or Permit or otherwise. “Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, license, consent, settlement, note, mortgage, understanding, arrangement, obligation or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, but excluding any Benefit Plans.

-3- 4811-0033-8921 v.25 “Control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (a) ownership, control or power to vote 25 percent or more of the outstanding shares of any class of voting securities of such person, (b) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person or (c) the power to exercise a controlling influence over the management or policies of such person. “Copyrights” means copyrights, mask works, works of authorship and moral rights and any registrations, renewals, extensions and reversions of any of the foregoing. “Default” means (a) any material breach or violation of or default under any Contract, Law, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of or default under any Contract, Law, Order or Permit or (c) any occurrence of any event that, with or without the passage of time or the giving of notice, would give rise to a right to terminate or revoke, change the current terms of or renegotiate, accelerate, increase or impose any liability under, any Contract, Law, Order or Permit or result in any change in the then-prevailing terms of any Contract, Law, Order or Permit, including by operation of provisions in existence on such date. “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indices, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions, other than those included or embedded in any Extension of Credit. “Dividend Approval” means the approval of the OCC required for the Bank to (i) make any Permitted Dividends and (ii) form the Operating Subsidiary and contribute the Owned Property to the Operating Subsidiary. “Effect” means any circumstance, change, effect, event, development, occurrence, condition, action, omission or state of facts. “Equity Interest” means any type of equity ownership in a person or Right to acquire any equity ownership in a person, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, share or similar security in a corporation or the comparable instruments for any other person, or any other interest entitling the holder thereof to participate in distributions, including of the income or profits of such person, to vote for the governing body of such person or otherwise granting any other economic, voting or other rights, obligations, benefits or interests in, or attaching to, such interests.

-4- 4811-0033-8921 v.25 “Escrow End Date” means the date that is eighteen (18) months after the Closing Date. “FDIC Approval” means any approval, to the extent required, of the Federal Deposit Insurance Corporation (the “FDIC”), including Bank Merger Act approvals, required to transfer any assets of Purchaser or any Subsidiary of Purchaser to, or for the assumption of liabilities of the Purchaser or any Subsidiary of Purchaser by, the Bank; or for any Subsidiary of Purchaser to merge or consolidate with the Bank for purposes of the Bank Merger Act. “Federal Reserve Approval” means the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for Purchaser to become a bank holding company and engage in nonbanking activities under the Bank Holding Company Act of 1956 and the rules and regulations promulgated thereunder, including any approval of the Federal Reserve required for Purchaser to organize an interim national bank and to acquire control of the Bank; approval of the Federal Reserve of an election by Purchaser to be treated as a financial holding company; and any other approvals of the Federal Reserve required to consummate the transactions contemplated by this Agreement. “Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. “GAAP” means generally accepted accounting principles in the United States of America. “Governing Documents” means the charter, constitution, articles or articles of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities. “Governmental Authority” means any federal, state, local, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, or any industry self-regulatory authority. “Hazardous Substance” means any substance that is defined as a pollutant, contaminant, toxic or hazardous substance under any applicable Environmental Law, including asbestos, petroleum and its derivatives and by-products and polychlorinated biphenyls. “Indebtedness” means: (a) all liabilities of such person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all liabilities of such person for the deferred purchase price of property or services that are, and to the extent, required to be classified and accounted for under GAAP as liabilities; (c) all liabilities of such person in respect of any lease of (or other arrangement conveying the right to use) real or

-5- 4811-0033-8921 v.25 personal property, or a combination thereof that are, and to the extent, required to be classified and accounted for under GAAP as capital leases; and (d) all liabilities of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clause (a), (b) or (c) above to the extent of the obligation secured; and all liabilities as obligor, guarantor or otherwise, to the extent of the obligation secured; notwithstanding the foregoing, Indebtedness shall not include any customer deposits maintained at the Bank. “Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of any jurisdiction or under any international convention, including all (a) Patents, (b) Marks, (c) Copyrights and (d) Trade Secrets. “Knowledge” means, with respect to an individual, that the individual is actually aware of such fact or other matter or should have become aware after due inquiry. “Law” means any domestic or foreign law (including common law), statute, code, ordinance, rule, regulation, Order, decree, directive, permit, authorization or injunction issued, promulgated or entered into by or with any Governmental Authority. “Lien” means any charge, mortgage, pledge, security interest, restriction, lien or similar encumbrance. “Marks” means trademarks, service marks, trade names, Internet domain names, trade dress, logos, corporate names and other indicators of origin and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with or symbolized by any of the foregoing. “Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has been, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Bank; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any Effect to the extent attributable to, arising out of, relating to or resulting from (a) any change in applicable Laws, regulations or interpretations of applicable Laws or regulations after the date of this Agreement; (b) any change in generally accepted accounting principles or applicable regulatory accounting requirements after the date of this Agreement; (c) changes in general economic, business, market or financial market conditions after the date of this Agreement; (d) changes in national or international political conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or sabotage, after the date of this Agreement; or (e) the announcement of the transactions contemplated by this Agreement or any actions expressly contemplated by this Agreement; provided, further, that the Effects listed in clauses (a) – (d) above will be considered in determining whether a Material Adverse Effect has occurred to the extent they impact the Bank disproportionately to other similarly situated national banking associations; or (ii) would prevent, materially delay or materially impair the ability of the Bank or any Seller to consummate any of the transactions contemplated hereby. “Minority Shareholders” means the persons set forth in Schedule C.

-6- 4811-0033-8921 v.25 “OCC Approval” means the approvals of the Office of the Comptroller of the Currency (the “OCC”) of (i) the proposed business plan for the operation of the Bank after Closing, including any required approval of an application filed by the Bank in respect of any changes to the asset composition of the Bank; any approvals, including any approval in connection with acquiring or establishing an operating subsidiary of the Bank, required to transfer any assets of Purchaser to the Bank or any subsidiary thereof (including the contribution of Subsidiaries of Purchaser to an operating subsidiary of the Bank); any required waivers of the qualifications for directors of national banking associations under applicable Law for the directors of the Bank after Closing; any approvals required under applicable Law with respect to the establishment of office locations as set forth in Schedule D; any approval required to organize an interim national bank and to effect a merger or other business combination between the interim national bank and the Bank and (ii) any other approvals required by the OCC to consummate the transactions contemplated by this Agreement or in connection with the proposed business plan for the Bank with respect to its operation after Closing. “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority. “Outstanding” means, with respect to Equity Interests of a Party, those Equity Interests that are issued and outstanding at a particular time. “Party” means Purchaser, the Bank or Sellers, and “Parties” means, collectively, the foregoing persons. “Patents” means patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing. “Permit” means any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, order or permit from Governmental Authorities that is required for the operation of a Party’s respective businesses. “Permitted Liens” means (a) Liens imposed by Law for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves are maintained in accordance with GAAP; (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar common law or statutory Liens arising in the ordinary course of business; (c) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, in each case in the ordinary course of business; (d) leases, subleases, licenses, sublicenses, easements, restrictions, rights-of-way, encumbrances, imperfections of title on real property, standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and other Liens that do not materially interfere with or materially impair the ordinary conduct of business; (e) gaps in chain of title or other irregularities apparent in the records of the Governmental

-7- 4811-0033-8921 v.25 Authority maintaining such records; and (f) zoning, building, subdivision and other similar requirements and restrictions. “Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date. “Previously Disclosed” means information set forth by the Bank in the Bank Disclosure Schedule as described in Section 5.01. “Pro Rata Share” means, (i) with respect to a Seller and where Minority Shareholders are included, the percentage obtained by dividing (a) the total number of those Shares held by such Seller immediately prior to the Closing (as described opposite such Seller’s name on Schedule A) by (b) the total number of Shares outstanding immediately prior to the Closing; and (ii) with respect to a Seller and where Minority Shareholders are excluded, Pro Rata Share means the percentage obtained by dividing (a) the total number of those Shares held by such Seller immediately prior to the Closing (as described opposite such Seller’s name on Schedule A) by (b) the total number of Shares outstanding immediately prior to the Closing, excluding in each case the Shares owned by the Minority Shareholders. “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar. “Representatives” means, with respect to any person, such person’s, or such person’s Subsidiaries’, directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys). “Rights” means, with respect to any person, securities or obligations directly or indirectly convertible into or exercisable or exchangeable for, or giving any other person any right, directly or indirectly, to subscribe for or acquire, or any options, puts, calls or commitments relating, directly or indirectly, to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares, units or other Equity Interests of such first person, or the first person or any of its Subsidiaries is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Interests of such person or any of its Subsidiaries, whether pursuant to any security, obligation, right, instrument, agreement, contract, commitment, option, undertaking or other arrangement or understanding (including, for the avoidance of doubt, upon exercise of any options, warrants or convertible loans or securities), whether fixed or contingent and whether or not in writing. “SBA Approval” means any approvals required by the U.S. Small Business Administration (the “SBA”) to be obtained by Purchaser to consummate the transactions contemplated by this Agreement and approval required, if any, by the SBA to be obtained by the Bank for the Bank to be a licensed SBA lender. “Straddle Period” means any taxable year or period beginning prior to the Closing Date and ending after the Closing Date.

-8- 4811-0033-8921 v.25 “Subsidiary” means, with respect to a person, an Affiliate directly or indirectly controlled by such person. “Tangible Common Equity” means common stockholders’ equity minus goodwill and intangible assets calculated in accordance with GAAP. “Tangible Common Equity Calculation” means a calculation of the Bank’s Tangible Common Equity based on the Bank Financial Statements as of the Tangible Common Equity Calculation Date. “Tangible Common Equity Calculation Date” means (i) the Closing Date, if such date is the first day of the calendar month or (ii) if the Closing Date is not the first day of the calendar month, the last day of the calendar month immediately prior to the month of the Closing Date. “Target Tangible Common Equity Value” means $20,000,000. “Tax Returns” means all federal, state, local and foreign returns and reports required to be filed with respect to any Tax. “Taxes” means all federal, state, local and foreign taxes, however denominated, including, without limitation, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding, estimated or other similar taxes, duties, fees, assessments or other charges imposed by any taxing authority, together with any interest, and penalties imposed by any taxing authority with respect to the foregoing. “Technology” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, middleware, development tools, templates, menus, buttons and icons, (c) documentation, including user manuals and other training documentation, related to any of the foregoing, and (d) content, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, databases and compilations, including all data and collections of data, whether machine readable or otherwise, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein. Notwithstanding the foregoing, “Technology” shall not include customer data or other personally identifiable data subject to privacy or other similar legal restrictions. “Trade Secrets” means trade secrets, know-how and other proprietary information.

-9- 4811-0033-8921 v.25 1.02 Additional Definitions. Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term: Term Section “Accountant” Section 3.04(b) “Adjustment Escrow Account” Section 3.03(c)(iv) “Adjustment Escrow Deposit” Section 3.03(c)(iv) “Bank” Preamble “Bank Audited Financial Statements” Section 5.03(k) “Bank Benefit Plan” Section 5.03(w)(i) “Bank Disclosure Schedule” Section 5.01 “Bank Financial Statements” Section 5.03(k) “Bank Interim Financial Statements” Section 5.03(k) “Bank Material Contracts” Section 5.03(y) “Bank Releasee” Section 6.12 “Benefit Plans” Section 5.03(w) “Burdensome Conditions” Section 7.01(b) “Closing” Section 2.02 “Closing Date” Section 2.02 “Closing Payment” Section 3.02(a) “Common Stock” Recitals “Confidentiality Agreement” Section 6.05(a) “Confidential Information” Section 6.05(a) “Cross-Receipt” Section 3.03(a)(iv) “Director Resignation Agreements” Recitals “Environmental Law” Section 5.03(u)(i) “Escrow Agent” Section 3.03(c)(iii) “Escrow Agreement” Section 3.05(a) “Escrow Deposits” Section 3.03(c)(iv) “Execution Date” Preamble “Expiration Date” Section 9.05 “Extensions of Credit” Section 5.03(l)(iv) “FHLBNY” Section 7.02(j) “Final Determination” Section 3.02(c) “Final Tangible Common Equity Value” Section 3.04(c) “Funds Flow Memorandum” Section 3.02(b) “Indemnified Party” Section 9.03(a) “Indemnifying Party” Section 9.03(a) “Indemnity Escrow Account” Section 3.03(c)(iii) “Indemnity Escrow Deposit” Section 3.03(c)(iii) “Lease” Section 4.04 “Losses” Section 9.01(a) “Minority Director Shareholders” Recitals “Net Recovery” Section 3.02(c) “Notice” Section 11.06 “Notice of Objection” Section 3.04(a)

-10- 4811-0033-8921 v.25 Term Section “Non-Performing Loan” Section 3.02(c) “Operating Subsidiary” Section 4.02(d) “Owned Property” Section 4.04 “Permitted Dividends” Section 4.04 “Pre-Closing Returns” Section 6.07(c)(i) “Purchase Price” Section 3.02(a) “Purchaser” Preamble “Purchaser Approvals” Section 8.03(b) “Purchaser Indemnified Persons” Section 9.01(a) “Purchaser Shareholder Approval” Section 7.02(i) “Purchaser Termination Fee” Section 8.03(b) “Regulatory Reports” Section 5.03(o)(i) “Requisite Regulatory Approvals” Section 6.02 “Seller” and “Sellers” Preamble “Seller Indemnified Persons” Section 9.02(a) “Sellers’ Representative” Section 10.01 “Share Sale” Section 2.01 “Shares” Recitals “Shareholders’ Agreement” Section 6.13 “Straddle Returns” Section 6.07(c)(ii) “Subsequent Financial Statements” Section 6.09 “Third Person” Section 9.03(a) “Threshold” Section 9.04 “Voting Debt” Section 5.03(c)(i) ARTICLE II THE SHARE SALE 2.01 The Share Sale. On the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, at the Closing, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller, all the Shares held by such Seller (which total number of Shares held by such Seller is set forth opposite such Seller’s name in Schedule A) free and clear of any Liens (the “Share Sale”). 2.02 The Closing. The closing of the Share Sale (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10 a.m. New York City time, on the fifth (5th) Business Day immediately following the satisfaction or waiver of the last of the conditions specified in Article VII of this Agreement to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other place or on such other date as agreed to by the Parties.

-11- 4811-0033-8921 v.25 ARTICLE III CONSIDERATION 3.01 Payment and Delivery of Consideration. At the Closing, Purchaser shall, in consideration of the Share Sale, pay (or cause to be paid) to each Seller (or any person or persons designated by such Seller in writing no later than five (5) Business Days prior to the Closing) an amount in cash in U.S. Dollars determined in accordance with Section 3.02(a). 3.02 Purchase Price. (a) The aggregate purchase price shall equal $20,000,000 (the “Purchase Price”). At the Closing, an amount equal to (i) the Purchase Price, (ii) minus the Bank Transaction Expense Excess Amount, (iii) minus the Indemnity Escrow Deposit, (iv) minus the Adjustment Escrow Deposit, (v) plus any Bank Transaction Expenses paid by the Bank prior to Closing up to an amount equal to $1,500,000, (vi) plus an amount equal to (a) the amount of the Bank’s Tangible Common Equity as of the Closing Date after adjustment for the Bank Transaction Expense Excess Amount, if any, and the Permitted Dividends payable at Closing minus (b) the Purchase Price (the “Closing Payment”) shall be paid to the Sellers as set forth below. (b) Payment of each Seller’s Pro Rata Share of the Closing Payment or any other amounts of cash under this Agreement shall be in U.S. Dollars by wire transfer of immediately available funds to, in respect of each Seller, an account to be designated by the person (which designation shall be made by such Seller) receiving such payment by written Notice to Purchaser at least five (5) Business Days prior to the date on which each payment is due and reflected in a funds flow memorandum provided by Sellers’ Representative (the “Funds Flow Memorandum”). (c) In addition to the Closing Payment, in the event that, within the period of six (6) months subsequent to the Closing Date, the nonperforming loan (the “Non Performing Loan”) identified in Schedule G is repaid in full and the Bank recovers any or all of the amount related to the Non-Performing Loan that was previously charged off, the aggregate amount of such recovery of the amount related to the Non-Performing Loan that was previously charged off, net of any expenses incurred by the Bank in effecting the recovery and any tax liability, if any, solely attributable to the Bank resulting from such recovery (the “Net Recovery”), shall be paid by Purchaser and/or the Bank to the Sellers, on a pro rata basis, by wire transfer within five (5) Business Days of the Final Determination (as hereinafter defined) of the Net Recovery in immediately available funds to each Seller in the amount of their respective Pro Rata Share. Within five (5) Business Days of the Net Recovery, the Bank will deliver to the Purchaser the calculation of the Net Recovery with reasonable supporting detail. If Purchaser provides written notice of its objection to the calculation of the Net Recovery, setting forth in reasonable detail its disagreement with the calculation of the Net Recovery within thirty (30) calendar days of the Bank’s delivery of its calculation of the Net Recovery, Purchaser and Sellers’

-12- 4811-0033-8921 v.25 Representative shall attempt to resolve Purchaser’s disagreement with the calculation of the Net Recovery within twenty (20) calendar days of the delivery of the Purchaser’s notice. If the Purchaser and Sellers’ Representative cannot come to a mutually acceptable calculation of the Net Recovery, such dispute will be resolved pursuant to the method set forth in Sections 3.04(b), 3.04(c) and 3.04(d). “Final Determination” shall be the date that Purchaser and the Sellers’ Representative mutually accept the calculation of the Net Recovery or if the matter has had to proceed to resolution by the Accountant, the date the Accountant renders its final determination. 3.03 Deliveries and Actions at Closing. (a) By the Sellers. At the Closing, the Sellers’ Representative shall deliver, or cause to be delivered, to Purchaser the following: (i) for each Seller, a share certificate or certificates representing the Shares, duly endorsed in blank or accompanied by a share transfer power duly executed in blank in a form acceptable for transfer on the books of the Bank, as well as a related letter of transmittal; (ii) a certificate, dated the Closing Date, signed by Sellers’ Representative, certifying as to the matters set forth in Section 7.02(c); (iii) a counterpart to the Escrow Agreement, duly executed by the Sellers’ Representative; and (iv) a cross-receipt in a form reasonably satisfactory to the Parties (the “Cross-Receipt”). (b) By the Bank. At the Closing, the Bank shall deliver, or cause to be delivered, to Purchaser the following: (i) all corporate books and records of the Bank; (ii) a certificate, dated the Closing Date, signed by an executive officer of the Bank, certifying as to the matters set forth in Sections 7.02(b) and 7.02(d); (iii) the resignation of the Minority Director Shareholders in accordance with the Director Resignation Agreements and, if requested by Purchaser in accordance with Section 7.02(h), the written resignations of all the remaining members of the Board of Directors of the Bank; (iv) a Tangible Common Equity Calculation in accordance with Section 3.04; and (v) a statement setting forth in reasonable detail the Bank Transaction Expenses.

-13- 4811-0033-8921 v.25 (c) By Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, the following: (i) a certificate, dated the Closing Date, signed by an executive officer of Purchaser, certifying as to the matters set forth in Sections 7.03(a) and 7.03(b); (ii) pursuant to instructions set forth in the Funds Flow Memorandum, to each Seller, a payment in an amount equal to the proportion of such Seller’s Pro Rata Share of the Closing Payment; (iii) pursuant to instructions set forth in the Funds Flow Memorandum, a payment in an amount equal to $3,000,000 (the “Indemnity Escrow Deposit”), to an account (the “Indemnity Escrow Account”) specified by an escrow agent mutually agreed upon between the Bank and Purchaser (the “Escrow Agent”), which Indemnity Escrow Deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement; notwithstanding anything to the contrary herein, the Purchase Price allocable to the Shares held by the Minority Shareholders will not be subject to adjustment for the Indemnity Escrow Deposit, and, accordingly, Sellers who are not Minority Shareholders shall bear more than their Pro Rata Share (under clause (i) of the definition of Pro Rata Share) of the adjustment to the Purchase Price for the Indemnity Escrow Deposit; (iv) pursuant to instructions set forth in the Funds Flow Memorandum, a payment in an amount equal to $2,000,000 (the “Adjustment Escrow Deposit,” and together with the Indemnity Escrow Deposit, the “Escrow Deposits”) to an account (the “Adjustment Escrow Account”) specified by the Escrow Agent, which Adjustment Escrow Deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement; (v) a counterpart to the Escrow Agreement; (vi) pursuant to instructions set forth in the Funds Flow Memorandum, Purchaser shall pay any unpaid amounts of the Bank Transaction Expenses due and owing to any third-party advisors, such payment to be by wire transfer of immediately available funds; and (vii) the Cross-Receipt. 3.04 Post-Closing Tangible Common Equity Adjustment. (a) At the Closing, the Bank shall deliver a Tangible Common Equity Calculation to Purchaser along with reasonable supporting detail. If Purchaser disputes the Bank’s Tangible Common Equity Calculation, Purchaser shall deliver to the Sellers’ Representative a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreements (which shall indicate Purchaser’s reasonable belief that the Bank’s Tangible Common Equity Calculation has not been calculated in accordance with GAAP) not later than thirty (30) calendar days after receipt of the Tangible Common Equity Calculation. Purchaser and the

-14- 4811-0033-8921 v.25 Sellers’ Representative shall then seek, in good faith, to agree to a Tangible Common Equity Calculation. (b) If Purchaser has validly provided a Notice of Objection to the Bank’s Tangible Common Equity Calculation delivered at Closing and Purchaser and Sellers’ Representative fail to mutually agree upon a Tangible Common Equity Calculation within twenty (20) calendar days of Purchaser’s delivery of the Notice of Objection to Sellers’ Representative, then resolution of any disagreements with respect to the Tangible Common Equity Calculation shall be submitted to an independent accounting firm of recognized national standing in the United States as may be mutually selected by Purchaser and the Sellers’ Representative) (such accounting firm that is ultimately selected, the “Accountant”) to resolve any remaining disagreements and to prepare a Tangible Common Equity Calculation. (c) The Accountant shall be instructed to render its determination with respect to the Tangible Common Equity Calculation as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) calendar days following the formal engagement of the Accountant). The determination of the Accountant in accordance with this Section 3.04(c) shall be binding and final for purposes of this Agreement. The Accountant’s final statement setting forth its Tangible Common Equity Calculation resulting from the determinations made by the Accountant in accordance with this Section 3.04(c) shall be deemed final (the value of the Bank’s Tangible Common Equity set forth in such Tangible Common Equity Calculation, the “Final Tangible Common Equity Value”). (d) The Accountant shall allocate the costs and expenses for its services performed in connection with Section 3.04 equally between Purchaser and Sellers, with the cost and expenses of Sellers in respect of such services being deducted from the Adjustment Escrow Account. (e) Within five (5) Business Days following the determination of the Final Tangible Common Equity Value: (i) if the Final Tangible Common Equity Value is less than the Tangible Common Equity Calculation, then Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to release and deliver to Purchaser an amount equal to the absolute value of the difference between the Tangible Common Equity Calculation and the Final Tangible Common Equity Value, out of the Adjustment Escrow Account, then, if insufficient, from the Indemnity Escrow Account. Immediately following the release of an amount pursuant to this Section 3.04(e)(i), Purchaser and Sellers’ Representative shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to release and deliver to each Seller an amount equal to the proportion of such Seller’s Pro Rata Share of the amount remaining in the Adjustment Escrow Account. (ii) if the Final Tangible Common Equity Value equals or exceeds the Tangible Common Equity Calculation, Purchaser and the Sellers’ Representative

-15- 4811-0033-8921 v.25 shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to release and deliver to each Seller an amount equal to the proportion of such Seller’s Pro Rata Share of the amount in the Adjustment Escrow Account. 3.05 Escrow Deposits. (a) At the Closing, Purchaser, the Sellers’ Representative and the Escrow Agent shall enter into an escrow agreement with respect to the Escrow Deposits (the “Escrow Agreement”). Upon the terms and subject to the conditions set forth in the Escrow Agreement, the Adjustment Escrow Deposit shall be available to satisfy any payment obligations of Sellers pursuant to Section 3.04 and the Indemnity Escrow Deposit shall be available to satisfy any payment obligations of Sellers pursuant to any eligible indemnity claims made pursuant to Article IX, as well as any excess obligations pursuant to Section 3.04(e)(i). (b) Promptly following the Final Determination of any claim made by any Purchaser Indemnified Person pursuant to Sections 9.01 and 9.03, Purchaser and the Sellers’ Representative shall direct the Escrow Agent to distribute from the Indemnity Escrow Account an amount equal to the amount finally determined to be payable to such indemnified party in connection with such claim, if any, in each case, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement. Promptly following the Escrow End Date, Purchaser and the Sellers’ Representative shall direct the Escrow Agent to distribute any remaining portion of the Indemnity Escrow Deposit, in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement, to each Seller (other than the Minority Shareholders) in proportion to such Seller’s Pro Rata Share; provided, that, to the extent there are any pending and unresolved claims for indemnification under Article IX for which notice has been timely provided, all or a portion of the funds in the Indemnity Escrow Account in an amount equal to such pending and unresolved claims shall be retained in the Indemnity Escrow Account in accordance with the Escrow Agreement (together with any amount pending subject to release solely as described in Section 3.04) and shall be released in accordance with the procedures set forth in this Agreement and the Escrow Agreement. (c) Any disbursement of amounts from the Indemnity Escrow Account pursuant to this Section 3.05 shall be made promptly upon the Final Determination of the amounts thereof, and, in all cases, within five (5) Business Days thereof. ARTICLE IV ACTIONS PENDING ACQUISITION 4.01 Conduct of Business Prior to the Closing. Sellers and the Bank agree that from the Execution Date until the Closing, except as Previously Disclosed, except as expressly contemplated or required by this Agreement, and except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall cause the Bank to and the Bank shall: (a) conduct its business in the ordinary course; (b) use

-16- 4811-0033-8921 v.25 commercially reasonable efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers and employees; and (c) take no action that would reasonably be expected to (i) adversely affect or delay (or fail to take any action the failure of which would be reasonably expected to adversely affect or delay) the ability of any person to obtain any required Consents or the Requisite Regulatory Approvals or to perform its obligations under this Agreement, or (ii) result in the Share Sale or the other transactions contemplated by this Agreement not being consummated on a timely basis. 4.02 Forbearances Related to the Bank. The Bank agrees that from the date hereof until the Closing, except as Previously Disclosed, except as required by applicable Law or regulation, and except as contemplated or required by this Agreement, the Bank shall not take any of the following actions without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned): (a) amend its Governing Documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination; (b) (i) adjust, split, combine or reclassify any Equity Interests, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for its Equity Interests, (ii) subject to Section 4.04, make, declare or pay any dividend, except the Permitted Dividends, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its Equity Interests, (iii) grant or issue any Rights, (iv) issue any Voting Debt or (v) enter into or make any change in any instrument or Contract governing the terms of any of its Equity Interests; (c) other than in the ordinary course of business or pursuant to Contracts Previously Disclosed and other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, make any acquisition of or investment in (either by purchase of shares or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person; (d) (i) enter into any new line of business or (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law or any corrective actions imposed on it by any Governmental Authority; provided, however, the Bank shall be permitted to form a new operating subsidiary (“Operating Subsidiary”) to which the Owned Property will be transferred; (e) commit to make a loan or grant an Extension of Credit to any borrower (including any renewals of watch list loans) which does not comply, in all material respects, with the Bank’s loan policy and is not materially consistent with the past lending practices of the Bank;

-17- 4811-0033-8921 v.25 (f) sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any part of its business or any of its properties or assets to any person, or cancel, release or assign to any other person any Indebtedness of any person to any other person or any claims against any person to any person, except either (i) in each such case in the ordinary course of business or (ii) pursuant to Contracts Previously Disclosed; (g) other than in the ordinary course of business or pursuant to Contracts Previously Disclosed, make any capital expenditure; (h) (i) other than FHLBNY advances in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the material obligations of any other person; (i) except as required by GAAP, restructure or make any material change to its investment portfolio or its interest rate exposure or the manner in which the portfolio is classified or reported, in any material respect; (j) other than to satisfy Previously Disclosed contractual obligations, (i) terminate, enter into or amend any Bank Benefit Plan, other than amendments to health and welfare plans that do not materially increase benefits, (ii) grant any salary or wage increase to employees other than to increase salary and wages for employees by no more than 3% in the aggregate or to the extent consistent with past practice, in connection with promotions in the ordinary course, (iii) pay any bonus or incentive compensation in excess of the amount earned based on actual performance to any employee or (iv) issue any equity-based incentive compensation awards; (k) settle any Action, except for any Action (i) involving solely money damages in an amount not in excess of $50,000, and (ii) that does not involve or create an adverse precedent for an Action that is reasonably likely to be material to the Bank; (l) implement or adopt any change in its financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law; (m) enter into any other material transaction or make any material expenditure other than in the ordinary and usual course of its business, except for expenses reasonably related to completion of the Share Sale and other transactions contemplated by this Agreement; (n) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; (o) other than loans, funding arrangements and other transactions made in the ordinary course of business, enter into or renew any Contract or

-18- 4811-0033-8921 v.25 amendment thereof, that (i) provides for aggregate annual payments of $50,000 or more and that is not terminable on sixty (60) calendar days’ or less notice without payment of a premium or penalty, (ii) contains any non-competition or exclusive dealing obligations or other obligation that purports to limit or restrict in any respect the ability of the Bank (or, following consummation of the Share Sale contemplated hereby, the ability of Purchaser or any of its Subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Bank is or would be conducted or (iii) contains any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Bank (or, following consummation of the Share Sale contemplated hereby, the ability of Purchaser or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (p) (i) make or change any Tax election, adopt or change any Tax accounting method or file any amended Tax Return, or (ii) enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or waive any statute of limitations with respect to any Tax, if any such action would have the effect of increasing the Tax liability of the Bank for any taxable period ending after the Closing Date; or (q) enter into any Contract, or otherwise agree or commit, to do any of the foregoing. 4.03 No Transfer of Shares. Each of the Sellers agrees that from the date hereof until the Closing, it shall not sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Shares. 4.04 Permitted Dividends and Distributions. Notwithstanding Sections 4.01 and 4.02, at or prior to the Closing and subject to obtaining the Dividend Approval, the Bank shall make, declare or pay any dividends or distributions to Sellers in respect of the Bank’s cash or Owned Property (“Permitted Dividends”); provided, that such Permitted Dividends do not cause the value of the Bank’s Tangible Common Equity as of the Closing to be less than the Target Tangible Common Equity Value; provided further, that the Bank will not dividend any of the ownership or title to the Bank’s property located at 136-29 38th Avenue, Flushing, New York 11354 (the “Owned Property”) without first entering into the lease set forth in Schedule F hereto for the Bank’s continued use of the Owned Property in the same manner as prior to the Closing for a period of at least one (1) year, measured from the Closing Date, plus an option to extend such lease for a period of one (1) year (subject to early termination by the Bank without a fee or penalty) (the “Lease”); provided further, that the Parties hereto agree that, subject to the provisions hereof and receipt of the Dividend Approval, as of the Closing, the Bank shall dividend (i) the Owned Property and (ii) cash in the amount equal to the excess, if any, of the Bank’s Tangible Common Equity as of the Closing Date over the Target Tangible Common Equity Value.

-19- 4811-0033-8921 v.25 ARTICLE V REPRESENTATIONS AND WARRANTIES 5.01 Bank Disclosure Schedule. Contemporaneously with the execution of this Agreement, the Bank has delivered to Purchaser a schedule (the “Bank Disclosure Schedule”) setting forth, in correspondingly numbered sections, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations and warranties contained in Section 5.03 or to one or more of the covenants contained in Article IV or Article VI. Information disclosed in any single section of the Bank Disclosure Schedule shall be deemed to be included in any other section where such disclosure would reasonably appear on its face to be an applicable disclosure or qualification thereunder, whether or not repeated or cross-referenced under such section. The mere inclusion of an item in the Bank Disclosure Schedule as an exception to a representation and warranty or covenant shall not be deemed an admission by Sellers that such item has had, or would have, a Material Adverse Effect, or that such item is material or meets or exceeds any monetary or other threshold specified for disclosure in the Agreement. 5.02 Representations and Warranties of Each Seller. Each Seller, severally and not jointly and only with respect to itself, hereby represents and warrants to Purchaser, as follows: (a) Ownership of Shares. Seller is the sole legal and beneficial owner of the Shares listed opposite Seller’s name on Schedule A, free and clear of all Liens. Except for Shares listed opposite Seller’s name on Schedule A, such Seller does not own (either legally or beneficially), or have any interest in or right to acquire, any Equity Interests of the Bank, including, due to the waiver thereby of the terms thereof, pursuant to the terms of the Shareholders’ Agreement. (b) Authority. Seller has the power necessary to execute, deliver and perform its obligations under this Agreement, and to consummate (or to cause the consummation of) the sale of Seller’s Shares as contemplated hereby. Assuming due authorization, execution, and delivery of this Agreement by the Parties hereto other than Seller, this Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). (c) Residency. The principal residence of Seller is listed below such Seller’s name on Schedule A. (d) Consents and Approvals. No notice to, application or filing with, or Consent of, any Governmental Authority is necessary on the part of Seller in connection with Seller’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

-20- 4811-0033-8921 v.25 (e) Financial Advisors. Seller has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. (f) Litigation. As of the date of this Agreement, there is no Action pending or, to such Seller’s Knowledge, threatened against the Seller, nor is there any Order of any Governmental Authority or arbitration outstanding or, to such Seller’s Knowledge, threatened, against the Seller, except as would not prevent, materially delay or materially impair the ability of the Seller to consummate any of the transactions contemplated hereby. 5.03 Representations and Warranties of the Bank. Except as Previously Disclosed, each Seller hereby represents and warrants to Purchaser, as follows: (a) Organization, Standing, Power. The Bank is (i) duly organized, (ii) validly existing and (iii) in good standing under the Laws of the United States. The Bank has Previously Disclosed complete and correct copies of the Governing Documents of the Bank, each as amended to the date hereof, and such Governing Documents are in full force and effect. (b) Power. The Bank has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, and the Bank is not in default under any such charter, license or franchise the effect of which might materially and adversely affect its right to conduct its business as presently conducted. (c) Capitalization. As of the date of this Agreement, the authorized share capital of the Bank consists of 40,000 shares of Common Stock, of which 33,607 shares of Common Stock are validly issued, Outstanding and held by Sellers or the Minority Director Shareholders, as applicable (as set forth in Schedule A), free and clear of any Liens (other than any restrictions imposed by applicable securities Laws). As of the date of this Agreement, there are no other Outstanding Equity Interests in the Bank. As of the date of this Agreement, there are no Outstanding Rights relating to any Equity Interests of the Bank, except the Shareholders’ Agreement. All of the Outstanding Equity Interests of the Bank are duly and validly authorized and validly issued, and are fully paid and nonassessable. None of the Outstanding Equity Interests of the Bank have been issued in violation of any preemptive or similar rights of the current or past holders of Equity Interests of the Bank. (i) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the holders of Equity Interests may vote (“Voting Debt”) are Outstanding in respect of the Bank. (ii) There are no Contracts by which the Bank is bound to sell or otherwise transfer any Equity Interest of the Bank or that relate to its rights to vote or dispose of any Equity Interests of the Bank.

-21- 4811-0033-8921 v.25 (iii) The Bank has no Indebtedness other than $18.0 million in advances from the FHLBNY as of the date hereof. (d) No Bank Subsidiaries or Equity Holdings. The Bank has no Subsidiaries, and does not own, control or hold for its own account any Equity Interests. In connection with the Share Sale and the transactions contemplated by this Agreement, the Bank will form the Operating Subsidiary. (e) Insured Status. The Bank is an insured bank under the provisions of Chapter 16 of Title 12 of the United States Code, relating to the FDIC, its deposits are insured to the maximum extent provided by Law, and no act or default on the part of the Bank has occurred which might adversely affect the status of the Bank as an insured bank. The Bank has paid all fees and amounts due to the FDIC. (f) Authority. The Bank has the authority necessary to execute, deliver and perform its obligations under this Agreement, and to consummate (or to cause the consummation of) the transactions contemplated hereby. Assuming due authorization, execution, and delivery of this Agreement by the Parties hereto other than the Bank, this Agreement is a valid and legally binding obligation of the Bank, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No separate approval of the shareholders of the Bank is required to enter into this Agreement or consummate the transactions contemplated hereby. (g) Consents and Approvals. No notice to, application or filing with, or Consent of, any Governmental Authority is necessary on the part of the Bank in connection with the Bank’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, other than the Requisite Regulatory Approvals. As of the date of this Agreement, the Bank has not received any indication from any Governmental Authority that any such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby or has knowledge of any reason why all Requisite Regulatory Approvals would not be received in order to permit consummation of the transactions contemplated hereby on a timely basis without the imposition of any significant and non-ordinary course condition or requirement. (h) Regulatory Matters. The Bank is not subject to, and has not been advised in writing that it would become subject to, any written Order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary Board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Bank. The Bank is not aware of any investigation of the Bank that could reasonably be expected to result in any of the

-22- 4811-0033-8921 v.25 foregoing. The Bank has a “Satisfactory” or better rating on each component of its most recent Community Reinvestment Act Performance Evaluation, and, to the Knowledge of the Bank, no fact or circumstance exists that is reasonably likely to negatively affect any such rating. The Bank is “well capitalized” (as that term is defined in the relevant regulations of the OCC). (i) No Defaults. Neither the consummation of any of the transactions contemplated by this Agreement nor the compliance by the Bank with any of the provisions hereof shall (A) conflict with or result in a breach or violation of the Bank’s Governing Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of, any material Lien (with or without the giving of notice, the lapse of time or both) on any asset of the Bank or Permit of the Bank, or any change in any of the Bank’s rights or obligations under any Bank Material Contract or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law, violate any Law or Permit applicable to the Bank or any of its respective material assets. (j) Financial Advisors. The Bank has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, except for fees to Piper Sandler & Co. pursuant to the engagement letter, a true and correct copy of which has been Previously Disclosed. (k) Bank’s Financial Statements. The Bank has made available to Purchaser (A) the audited balance sheets of the Bank as of December 31, 2019 and 2020, and the audited statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of the Bank for the years ended December 31, 2019 and 2020 (collectively, the “Bank Audited Financial Statements”) and (B) the unaudited balance sheets of the Bank as of March 31, 2021 and the unaudited statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of the Bank for the three-month period ended March 31, 2021 (collectively, the “Bank Interim Financial Statements” and, together with the Bank Audited Financial Statements, the “Bank Financial Statements”). (i) The Bank Financial Statements and, pursuant to Section 6.09, any Subsequent Financial Statements shared with Purchaser have been prepared in accordance with GAAP, consistently applied throughout the period indicated, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Bank, as applicable, as of the respective dates and for the periods covered thereby, subject to (A) in each case, any matter disclosed in the Bank Financial Statements (or the notes thereto, if applicable) and (B) in the case of the Bank Interim Financial Statements (or the notes thereto, if applicable), normal year-end adjustments. (ii) As of the date of this Agreement, there are no material liabilities or obligations of any nature for which the Bank is liable which are not reflected in the audited consolidated balance sheet of the Bank as of December 31, 2020 and would

-23- 4811-0033-8921 v.25 be required to be reflected under GAAP. All debts, liabilities and obligations incurred after December 31, 2020 were incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate. (iii) RSM US LLP, which has expressed its opinion with respect to the Bank Audited Financial Statements, is a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants. (l) Loans. (i) Each loan of the Bank (a) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (b) to the extent secured, has been secured by valid liens which have been perfected and (c) is, to the Knowledge of the Bank, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The collateral for each secured loan is (i) the collateral described in the related loan documentation, (ii) subject to a valid, enforceable and perfected lien, and (iii) to the Knowledge of the Bank, in material compliance with all Environmental Laws and not subject to any material environmental liability under Environmental Laws. (ii) Each outstanding loan has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Bank), and the relevant loan files are being maintained in accordance with the relevant loan documents, the Bank’s underwriting standards and with all applicable requirements of Law in all material respects. (iii) Since December 31, 2018, the Bank has not been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority, including any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. The Bank has not received any notice, nor does it have any reason to believe, that any Governmental Authority proposes to limit or terminate the underwriting authority of the Bank or to increase the guarantee fees payable to any such Governmental Authority. (iv) Section 5.03(l)(iv) of the Bank Disclosure Schedule lists each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) that has been classified by the Bank, as of December 31, 2020, as “Classified,” “Criticized,” “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Past Due” or words of similar import.

-24- 4811-0033-8921 v.25 (v) The allowances for loan losses in the Bank Financial Statements were established in accordance with the requirements of GAAP and the bank regulators to provide for possible losses on loans (including accrued interest receivable) outstanding as of the date of the applicable balance sheet. (m) Judgments. There are no unsatisfied judgments of record against the Bank. (n) Insider Loans; Related Party Transactions. There are no (i) outstanding notes or other evidences of indebtedness executed and delivered by the Bank to insiders of the Bank and (ii) any other contract or agreement of any nature in effect between insiders of the Bank and the Bank. For purposes of this Section 5.03(n), “insider” shall mean any officer or director of the Bank or any shareholder of the Bank owning more than 5% of the Bank’s stock or any members of the immediate families or related interests of such officers, directors or shareholders, as the terms “immediate families” and “related interests” are defined in § 215.2(g) and (n) of Federal Reserve Regulation O (12 C.F.R. § 215.2(g) and (n)). (o) Regulatory Reporting. (i) Since December 31, 2018, the Bank has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Authority, including, without limitation, the OCC and the FDIC (the foregoing, collectively, the “Regulatory Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing or amendments, the Regulatory Reports complied in all material respects with statutes, regulations, and requirements of the applicable Governmental Authorities and were complete and accurate in all material respects. To the Bank’s Knowledge, as of the date of this Agreement, there are no outstanding comments of any Governmental Authority with respect to any Regulatory Report. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of the Bank, no Governmental Authority has initiated or threatened any proceeding or investigation into the business or operations of the Bank since December 31, 2018. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Bank. (ii) The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bank or their accountants (including all means of access thereto and therefrom). The Bank (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Bank, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization,

-25- 4811-0033-8921 v.25 (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2018 and until the Execution Date, (x) neither the Bank nor, to the Bank’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Bank, whether or not employed by the Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Bank or any of its respective officers, directors, employees or agents to the respective boards of directors or any committees thereof or to any director or officer of the Bank. The books and records of the Bank have been accurately maintained in all material respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein except as would not be material to the Bank. (p) Absence of Certain Changes. Since December 31, 2020, (i) except for actions taken in connection with the transactions contemplated by this Agreement, the Bank has conducted its business in the ordinary course and (ii) no Effect has occurred or arisen that, individually or taken together with all other Effects, has had, or would have, a Material Adverse Effect. (q) Litigation. Section 5.03(q) of the Bank Disclosure Schedule lists all Actions pending or, to the Bank’s Knowledge, threatened against the Bank, as of the date of this Agreement. (r) Compliance with Laws. Since December 31, 2018, (x) the Bank has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such business and (y) the Bank has held all Permits and Orders of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its respective businesses as presently conducted; all such Permits and Orders are in full force and effect and, to the Bank’s Knowledge, no suspension or cancellation of any of them is threatened. (s) Tax Matters. The Bank (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate; (ii) has paid or accrued all Taxes that are shown as due on such Tax Returns; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes for which it has any

-26- 4811-0033-8921 v.25 current or future liability for Taxes; and (v) has withheld from amounts owing to any employee, creditor or third party, all amounts that it is obligated to have withheld. No Liens for Taxes exist with respect to any of the Bank’s assets, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith. As of the date hereof, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes of the Bank. (t) Intellectual Property Matters. (i) The Bank has Previously Disclosed a complete and accurate list of all (A) Patents; (B) Marks; and (C) Copyrights that are, in each of clauses (A) through (C), Registered as of the date of this Agreement in the name of the Bank and are material to the conduct of the business of the Bank as currently conducted. (ii) The material Intellectual Property Rights owned by the Bank are owned free and clear of all Liens (other than (A) Permitted Liens, (B) non-exclusive and exclusive licenses, covenants not to assert, settlements, consents and other arrangements entered into by the Bank in the ordinary course of business and (C) Liens incurred in the ordinary course of business securing obligations or liabilities that are not, individually or in the aggregate, material to the Bank). (iii) To the Bank’s Knowledge, (A) within the two-year period prior to the date hereof, the Bank has not (1) received any written claim that remains unresolved alleging that it infringes or misappropriates in any material manner the Intellectual Property Rights of any third party or (2) made any written claim against a third party that remains unresolved alleging that such third party is infringing or misappropriating in any material manner any material Intellectual Property Rights owned by the Bank; and (B) as of the date of this Agreement, the conduct of the business of the Bank as currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party, except as has not had, nor would have, a Material Adverse Effect. (u) Environmental Matters. (i) The Bank is in compliance with all applicable Laws concerning the protection of the environment or the handling, use, disposal, release or threatened release of any Hazardous Substance (each, an “Environmental Law”). (ii) Since December 31, 2018 to the date of this Agreement, the Bank has not (A) received any written notice, demand, letter, claim or request for information indicating that it may be in material violation of or subject to any material liability under any Environmental Law; or (B) been subject to any material Order or other arrangement with any Governmental Authority concerning liability under any Environmental Law. (iii) The Bank possesses all material Permits and authorizations required under any Environmental Law for its operations as presently conducted.

-27- 4811-0033-8921 v.25 (iv) Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.03(u) constitute the sole representations and warranties of the Bank relating to any Environmental Law or Hazardous Substance. (v) Labor and Employment Matters. (i) The Bank is not bound by or a party to any collective bargaining agreement. (ii) There are no actual, pending or, to the Bank’s Knowledge, threatened unfair labor practice complaints, strikes, work stoppages, picketing, lock- outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints or charges or proceedings pertaining to the Bank. (iii) The Bank employs all its respective employees in compliance, in all material respects, with all applicable taxation, health, labor and employment Laws, including those pertaining to occupational health and safety, discrimination, pay equity, employment equity, employment standards, human rights and workers’ compensation. (w) Employee Benefit Plans. (i) Section 5.03(w)(i) of the Bank Disclosure Schedule contains a list of every benefit plan, program, agreement or arrangement maintained, contributed to or provided by the Bank for the benefit of any Bank employees, former Bank employees or dependent or independent contractors of the Bank or their respective dependents or beneficiaries (the “Benefit Plans”), identifying those which are sponsored or maintained by the Bank (each, a “Bank Benefit Plan”), including all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Bank is obliged to contribute or comply, including plans administered pursuant to applicable federal, state or local health, workers compensation and employment insurance legislation. (ii) The Bank has made available to Purchaser true, complete and up- to-date copies of all Benefit Plans and all amendments thereto together with all summary descriptions of the Benefit Plans provided to past or present participants therein, where applicable, the statement of investment policies for each plan, all funding agreements and service provider contracts or other contracts in respect of the Benefit Plan in respect of which the Bank may have liability and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration or qualification, as applicable, in respect thereof.

-28- 4811-0033-8921 v.25 (iii) All the Bank Benefit Plans have been filed where required by applicable Law (including filing with the relevant Tax authorities where such filing is required to qualify for Tax exemption or other beneficial Tax status) and have been administered in all material respects in compliance with their terms and applicable Law. (iv) All employer and employee obligations in respect of the Bank Benefit Plans, including payments, contributions and premiums required under applicable Law and their terms, have been satisfied in all material respects and there are no outstanding material defaults or material violations in respect thereof. (v) There are no material actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the Bank’s Knowledge, threatened with respect to the Bank Benefit Plans against the Bank or the fund of such Bank Benefit Plans, other than claims for benefits in the ordinary course. (vi) No order has been made or notice given pursuant to any applicable Law requiring (or proposing to require) the Bank to take (or refrain from taking) any action in respect of any Bank Benefit Plan and, except for the transactions contemplated by this Agreement, no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Bank Benefit Plan (A) being ordered or required to be terminated or wound up in whole or in part, (B) having its registration or qualification, as applicable, under any applicable Law refused or revoked, (C) being placed under the administration of any trustee or any regulatory authority or (D) being required to pay any material Taxes or penalties under any applicable Law. (vii) The Bank Benefit Plans are fully funded in accordance with their terms and all applicable Laws and generally accepted actuarial principles and practices. (viii) The Bank has no obligation in respect of any Bank Benefit Plans that are multi-employer pension plans or multi-employer benefit plans. (ix) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Bank (whether or not under any Benefit Plan), increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder. (x) Since December 31, 2018, there have been no complaints of harassment, discrimination or other inappropriate workplace conduct by any employee, former employee, contractor, customer or agent of the Bank against the Bank or any of its directors, employees or shareholders.

-29- 4811-0033-8921 v.25 (x) Property. (i) The Bank has Previously Disclosed a complete and accurate list of all real property owned, leased or licensed by the Bank or otherwise occupied by the Bank. (ii) Owned Real Property. The Bank has good and marketable fee title to all real property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned real property. There are no pending or, to the Bank’s Knowledge, any threatened condemnation or similar proceedings affecting such owned real property or any portion thereof. (iii) Leased Property. All leases of real property, and all other leases, material to the Bank under which the Bank, as lessee, leases personal property are valid, binding and enforceable in accordance with their respective terms, there is not under such lease any material existing Default by the Bank or, to the Bank’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid. (y) Bank Material Contracts. (i) The Bank has Previously Disclosed a complete and accurate list, and previously made available to Purchaser complete and accurate copies, of the following Contracts (the “Bank Material Contracts”) to which the Bank is a party, or by which the Bank may be bound, or to which the Bank or its respective assets or properties may be subject, in each case as of the date of this Agreement: (A) any partnership, limited liability company, joint venture or other similar agreement or arrangement that is material to the Bank; (B) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of shares, sale of assets or otherwise) entered into since December 31, 2018 (other than Contracts relating to the acquisition or sale of other real property owned) for which there are any outstanding obligations; (C) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (1) annual payments of $100,000 or more or (2) aggregate payments of $250,000 or more; (D) any Contract (1) containing covenants that limit the ability of the Bank to compete in any line of business or with any person, or that involve any restriction with respect to the geographic area in which, or the method by which, the Bank may carry on its business (other than as may be required by Law or any Governmental Authority), or (2) that requires the Bank to deal exclusively or on a “sole source” basis with another party to such Contract with respect to the subject matter of such Contract;

-30- 4811-0033-8921 v.25 (E) any Contract granting the Bank a license to Intellectual Property Rights, where such license is material to the operation of the Bank (excluding any license to off-the-shelf or other commercially available Technology); and (F) any Contract with a Governmental Authority (other than routine or customary Contracts with any self-regulatory body). (ii) Each Bank Material Contract is a valid and legally binding agreement of the Bank, as applicable, and, to the Bank’s Knowledge, of the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. The Bank or, to the Bank’s Knowledge, any counterparty or counterparties is not in breach of any provision of or in Default under, and none have taken any action resulting in the termination of, acceleration of performance required by, resulting in a right of termination or acceleration or resulting in any change in the-then prevailing terms, including by operation of provisions in existence on such date, of any Bank Material Contract in any material respect. (z) Insurance Coverage. The Bank has Previously Disclosed a complete and correct list of each Contract representing insurance coverage of the Bank. The Bank is not in Default under any such insurance policies. Since December 31, 2018 through the date of this Agreement, there has been no denial of coverage in respect of any claim submitted by the Bank pursuant to such insurance policies. (aa) Derivative Instruments and Transactions. The Bank is not and has never been a party to any Derivative Transactions. 5.04 Representations and Warranties with Respect to Purchaser. Purchaser hereby represents and warrants to the Bank and Sellers, with respect to itself and its Subsidiaries, as follows: (a) Organization, Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. (b) Authority. Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, and to consummate (or to cause the consummation of) the transactions contemplated hereby. Other than the Purchaser Shareholder Approval, no vote of the holders of Purchaser’s Equity Interests is necessary to approve this Agreement or the transactions contemplated hereby on the part of Purchaser. The Board of Directors of Purchaser has approved this Agreement, the transactions contemplated by this Agreement, and this Agreement and the transactions contemplated hereby have been authorized by all

-31- 4811-0033-8921 v.25 necessary corporate action on the part of Purchaser. Assuming due authorization, execution, and delivery of this Agreement by the other Parties, this Agreement is a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). (c) Consents and Approvals. Other than the Federal Reserve Approval, FDIC Approval, OCC Approval and SBA Approval, no notice to, application or filing with, or Consent of, any Governmental Authority is necessary on the part of Purchaser or any of its Subsidiaries in connection with Purchaser’s execution, delivery or performance of this Agreement, and the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Purchaser nor any of its Subsidiaries has received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby or has knowledge of any reason why all Requisite Regulatory Approvals would not be received in order to permit consummation of the transactions contemplated hereby on a timely basis without the imposition of any significant and non-ordinary course condition or requirement. (d) Regulatory Matters. Purchaser is not subject to, nor has been advised that it is reasonably likely to become subject to, any written Order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any Board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Purchaser. (e) No Defaults. Neither the execution nor the delivery by Purchaser of this Agreement, nor the consummation of any of the transactions contemplated hereby nor the compliance by Purchaser or its Subsidiaries with any of the provisions hereof, (i) conflicts with or results in a breach or violation of Purchaser’s Governing Documents or those of its Subsidiaries, (ii) constitutes or results in a Default under, or requires any Consent pursuant to, or results in the creation or acceleration of, any material Lien (with or without the giving of notice, the lapse of time or both) on any material asset of Purchaser or its Subsidiaries under any Contract or Permit of Purchaser or its Subsidiaries, or any change in the rights or obligations of Purchaser or any of its Subsidiaries under any material Contract or (iii) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law, violates any Law or Permit applicable to Purchaser or its Subsidiaries or any of their respective material assets, in the case of clauses (ii) and (iii), that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser or its Subsidiaries to consummate any of the transactions contemplated by this Agreement or otherwise to perform their respective obligations hereunder.

-32- 4811-0033-8921 v.25 (f) Financial Advisors. None of Purchaser, its Subsidiaries or any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, except for Metropolitan Capital and Keefe, Bruyette & Woods, Inc. (g) Available Funds. Purchaser has or, as of the Closing Date, will have adequate financial resources, including capital, to satisfy its monetary and other obligations under this Agreement in accordance with the terms of this Agreement. (h) Litigation and Claims. As of the date of this Agreement, there is no Action pending or, to Purchaser’s knowledge, threatened against Purchaser or its Subsidiaries, nor is there any Order of any Governmental Authority or arbitration outstanding or, to Purchaser’s knowledge, threatened against Purchaser or its Subsidiaries (or in the process of being issued), in each case that, individually or in the aggregate, would prevent, materially impair or materially delay the ability of Purchaser or its Subsidiaries to consummate the transactions contemplated hereby. ARTICLE VI COVENANTS 6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to cause and enable the transactions contemplated hereby to be consummated as promptly as practicable, and shall cooperate fully with, and furnish information to, the other Parties to that end. The Parties shall cooperate and use their respective best efforts to execute any additional documents necessary to confirm or carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement. (b) In connection with and without limiting the generality of the foregoing, each Party shall provide, or cause to be provided, all necessary notices and information to, and enter into discussions with, any third party (other than any Governmental Authority) from whom any Consent is required to be obtained in connection with the Share Sale or the other transactions contemplated by this Agreement and to use its best efforts to obtain all such Consents. Each Party shall use best efforts to obtain the consent of any third party to a Contract that would otherwise be breached by any covenant, representation or warranty or any other obligation of this Agreement. 6.02 Filings; Authorizations and Consents. Purchaser, the Bank and Sellers will cooperate and consult with the others and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents (including any application required to be filed with the OCC by the Bank in respect of any changes to the asset composition of the Bank), and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental

-33- 4811-0033-8921 v.25 Authorities, including the Federal Reserve Approval, the FDIC Approval, the OCC Approval, the Dividend Approval and the SBA Approval (all such Consents and Permits, the “Requisite Regulatory Approvals”), and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated hereby. Each Party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions contemplated by this Agreement or to evidence such events or matters. 6.03 Press Releases; Public Announcements. Subject to the written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Share Sale and transactions contemplated by this Agreement will be determined by Purchaser, in consultation with the Bank. 6.04 Access; Information. (a) Each Party hereto shall keep the other Parties apprised of the status of matters relating to completion of the Share Sale and the other transactions contemplated hereby, including promptly furnishing the other with copies of any material notices or other communications received by such Party or, to the knowledge of such Party, its Representatives from any third party and/or any Governmental Authority with respect to the Share Sale and the other transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law. Each Party shall give prompt notice to the other Parties of any development or combination of developments that, individually or in the aggregate, would be reasonably likely to (i) cause it to fail to comply with or satisfy in any material respect any covenant, condition or agreement under this Agreement or (ii) prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or otherwise to perform its respective obligations hereunder, including the failure of a condition in Article VII of this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. (b) With prior notice to the Bank, subject to applicable Law, the books, records, properties, contracts and documents of the Bank will be available at all reasonable times to Purchaser and its counsel, accountants and other Representatives and financing sources. Such items will be open for inspection as Purchaser deems reasonably relevant to the Share Sale and transactions contemplated by this Agreement. The Bank shall cooperate fully in such inspection, and make available all information reasonably requested by or on behalf of Purchaser or such other persons. (c) Upon request by Purchaser, the Bank shall request that any third parties involved in the preparation or review of the Bank Financial Statements and the Subsequent Financial Statements disclose to Purchaser the work papers or any similar materials related to such Bank Financial Statements and Subsequent Financial Statements. 6.05 Confidentiality. (a) From and after the date hereof and continuing thereafter, each Party shall, and shall cause its Affiliates (if any) and Representatives to, keep confidential all information and data that the other Party or any of its Representatives furnishes

-34- 4811-0033-8921 v.25 or otherwise makes available to such Party or its Representatives, whether before, on or after the date of this Agreement, including any technical, scientific, trade secret or other proprietary information of the other Party with which such Party or its Representatives may come into contact in connection with the transactions contemplated by this Agreement, and whether oral, visual, written, or electronic, or other form, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for such Party or its Representatives that contain, reflect or are based upon or generated from such information, including all copies, electronic or otherwise, and reproductions thereof (collectively, the “Confidential Information”); provided, however, that, after the Closing, the Purchaser will not be restricted with respect to Confidential Information of the Bank; provided further, that a Party may disclose Confidential Information (i) to such Party’s Affiliates (if any) and to Representatives of such Party and its Affiliates who need to know such information for the purpose of assisting such Party in their capacity as such so long as such Party causes such Representatives to treat the Confidential Information in a confidential manner and in accordance with the terms hereof (it being understood that such Party will be responsible for any breach of the terms of this Section 6.05 by any of such Representatives), (ii) if and to the extent that the other Party so consents in writing, (iii) to a bank or securities regulatory authority to avoid violating banking or securities laws and (iv) as provided in the second succeeding sentence. Notwithstanding the foregoing, neither the Bank nor any Seller shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Bank’s customers, jeopardize the attorney-client privilege of the Bank or any Seller or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the term “Confidential Information” will not include information that (A) is or becomes available to a Party on a non- confidential basis from a source other than the other Party or the other Party’s Representatives, if such other source is not known by such Party after reasonable inquiry to be bound by a confidentiality obligation covering the relevant information or is otherwise prohibited from disclosing the relevant information to such Party or (B) is or becomes generally available to the public (other than as a result of a breach by such Party or its Representatives of this Section 6.05). If a Party or any of its Representatives is required to disclose any Confidential Information in connection with a judicial or administrative proceeding or examination (including by oral questions, interrogatories, requests for information or documents, subpoena or similar process), such Party will, to the extent legally permissible, give the other Party prompt and prior written notice of such requirement. Such Party also agrees, to the extent legally permissible, to give the other Party, in advance of any such disclosure, a list of any Confidential Information that such Party intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the other Party (at the other Party’s expense) to the extent that the other Party may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. If and to the extent that, in the absence of a protective order, other remedy, or the receipt of a waiver from the other Party after a request in writing therefor is made by such Party (such request to be made as soon as practicable to allow the other Party a reasonable amount of time to respond), such Party or its Representatives are legally required, as advised by counsel in writing, to disclose Confidential Information to any tribunal to avoid censure or penalty, such Party will limit such

-35- 4811-0033-8921 v.25 disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information that such Party is so required to disclose, and thereafter such Party may disclose such information without liability hereunder. (b) As of the date of this Agreement, the Confidentiality Agreement, dated as of March 26, 2021 between Purchaser and the Bank (the “Confidentiality Agreement”), shall be terminated. (c) For the avoidance of doubt, in the event of a breach of the obligations under this Section 6.05 by any Party, its Affiliates (if any) or any Representatives of any of the foregoing, the other Party, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Section 6.05 in any court of competent jurisdiction in accordance with Section 11.04. 6.06 Fees and Expenses. Except where explicitly provided otherwise herein, all fees and expenses incurred in connection with the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the person incurring such fees or expenses, whether or not such transactions are consummated; provided that, upon consummation of the transactions contemplated by this Agreement, Purchaser shall promptly pay any unpaid and due and owing Bank Transaction Expenses; and provided further that Sellers shall be responsible for the Bank Transaction Expense Excess Amount, which Purchaser may deduct from the consideration paid to Sellers in accordance with Section 3.02(a). 6.07 Tax Matters. (a) Sellers shall be liable for any and all Taxes imposed on the Bank, or for which the Bank may otherwise be liable, for any Pre-Closing Tax Period and with respect to any Straddle Period, for the portion thereof ending on the Closing Date. With respect to any Tax Return for a Pre-Closing Tax Period with a due date after the Closing Date and which is not filed prior to the Closing, Purchaser shall (A) prepare, or cause to be prepared, such Tax Return in a manner consistent with the past practice of the Bank, except as otherwise required by Law, and (B) deliver to the Sellers’ Representative for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Tax Return at least thirty (30) calendar days in advance of the due date (taking into account any available extensions) for filing such Tax Return; in the event of any disagreement between Purchaser and the Sellers’ Representative regarding the preparation of any such Tax Return, the Sellers’ Representative shall use its reasonable best efforts to resolve any such disagreement and, if it is unable to resolve such disagreement, to cause an independent accounting firm to resolve such disagreement at least five (5) Business Days prior to the due date therefor (taking into account any available extensions), and any such resolution shall be final and binding upon the Parties. The fees and expenses of the accounting firm shall be borne equally by Purchaser and Sellers.

-36- 4811-0033-8921 v.25 (b) For purposes of paragraph (a), in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be: (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) deemed equal to the amount that would be payable if the Tax period of the Bank (and each partnership in which the Bank is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period; and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Bank, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. (c) Tax Returns. (i) The Bank shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by the Bank for all Pre-Closing Tax Periods with a due date on or before the Closing Date (“Pre-Closing Returns”). All Pre-Closing Returns shall be prepared on a basis consistent with the past practice of the Bank, except as otherwise required by law. Sellers shall deliver to Purchaser at least thirty (30) days prior to the due date for filing such Pre-Closing Return (taking into account any applicable extensions) a draft of each such Pre-Closing Return (in the form intended to be filed) and such additional information as Purchaser may reasonably request. Purchaser shall have the right to review each such Pre-Closing Return and additional information, if any, prior to the filing of such Pre-Closing Return and Sellers shall consider in good faith any reasonable comments provided by Purchaser in respect thereof. Purchaser shall not, and shall not cause or permit, the Bank to amend any Pre-Closing Return without the prior written consent of Sellers, not to be unreasonably withheld; (ii) Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Bank for any Straddle Period (“Straddle Returns”). Purchaser shall prepare, or cause to be prepared, such Straddle Returns in a manner consistent with the past practice of the Bank, except as otherwise required by Law. Purchaser shall deliver to Sellers for their review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Straddle Returns at least thirty (30) calendar days in advance of the due date (taking into account any available extensions) for filing such Straddle

-37- 4811-0033-8921 v.25 Returns. In the event of any disagreement between Purchaser and Sellers regarding the preparation of a Straddle Return, Purchaser and Sellers shall use their reasonable best efforts to resolve any such disagreement and, if they are unable to resolve such disagreement, to cause an independent accounting firm to resolve such disagreement at least five (5) Business Days prior to the due date therefor (taking into account any available extensions), and any such resolution shall be final and binding upon the Parties. The fees and expenses of the accounting firm shall be borne equally by Purchaser and Sellers; and (iii) The preparation and filing of all other Tax Returns shall be exclusively within the control of Purchaser. (d) Mutual Assistance and Cooperation. After the Closing, Sellers and Purchaser shall, subject to Section 6.04 and Section 6.05: (i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Return of the Bank; (ii) cooperate fully in preparing for any audit of, or dispute with, any taxing authority regarding any Tax Return of the Bank; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Bank; (iv) provide timely notice to the other party in writing of any pending or threatened tax audit or assessment of the Bank for Taxes for which the other party may have a liability; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to the Bank for Taxes for which the other party may have a liability. (e) Transfer Taxes. Purchaser shall be liable for any transfer, stamp, documentary, registration, sales, use tax and other such Taxes and any conveyance fee, recording charge and other fees and charges (including any penalties and interest) incurred as a result of the transfers effected pursuant to this Agreement. (f) Tax-Sharing Agreements. As of the Closing Date, any tax-sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between the Bank and Sellers shall be terminated, and no payments which are owed by or to the Bank pursuant thereto shall be made. 6.08 Compensation Matters. After the date hereof, the Purchaser shall create a cash retention pool of $225,000 in the aggregate for employees of the Bank on such terms as shall be determined by the Purchaser in consultation with the chief executive officer of the Bank, which shall, subject to the Closing, be paid to such employees of the Bank within thirty (30) days following the Closing Date or at such later dates as may be provided in any retention award.

-38- 4811-0033-8921 v.25 6.09 Subsequent Financial Statements. From the date hereof until Closing, the Bank shall deliver (A) the unaudited balance sheet of the Bank as of each calendar quarter, and the unaudited statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of the Bank for the three-month periods ending on the last day of each such quarter, in each case, within twenty (20) calendar days after the end of each quarter, respectively, (B) the unaudited balance sheets of the Bank as of each calendar month-end after the date of this Agreement and the unaudited statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of the Bank for each one-month period ending after date of this Agreement, in each case, within 20 (twenty) calendar days of the month-end and (C) if applicable, audited financial statements for the year ended December 31, 2021, within ninety (90) calendar days of December 31, 2021 (the financial statements described in clauses (A)-(C) above, the “Subsequent Financial Statements”). The Subsequent Financial Statements shall (x) be prepared from the books and records of the Bank and (y) present fairly in all material respects the financial position and operating results of the Bank at the times indicated and for the periods covered. 6.10 Competing Transaction. The Sellers and the Bank agree that they will not, and that they will direct and use commercially reasonable efforts to cause the Bank’s directors, officers, employees, affiliates, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, negotiate, furnish information to, accept, encourage, consider or otherwise pursue any offer or inquiry from any person regarding a Competing Transaction, or provide any Confidential Information or data to any person relating to, a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction. The Sellers and the Bank will, and shall cause the Bank’s employees, officers, directors, shareholders, affiliates, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Sellers and the Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.10. The Sellers and the Bank will notify Purchaser immediately if any written proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with the Sellers or the Bank. 6.11 Notice. The Parties will provide each other with prompt written notice of: (a) any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to them; and (b) the commencement of any Action against any one or more of the Parties by or before any court or Governmental Authority. 6.12 Release. Effective at the Closing, each Seller, on behalf of itself and each of its heirs, successors and assigns, hereby irrevocably and unconditionally releases, remises and forever discharges any and all rights, claims and losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against the Bank and its individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, successors and assigns (each, a “Bank Releasee”), except for (i) rights, claims and losses arising under this Agreement

-39- 4811-0033-8921 v.25 or (ii) rights under any indemnification provisions of the articles of association, the bylaws or other organizational or governance documents of the Bank. Each Seller, for itself, and on behalf of its heirs, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any claim or proceeding of any kind against any Bank Releasee, based upon any matter purported to be released hereby. The Parties acknowledge that this Section 6.12 is not an admission of liability or of the accuracy of any alleged fact, event, development, omission or claim. This Section 6.12 shall not be construed as an admission in any dispute, action, litigation, arbitration, mediation or other proceeding as evidence of or any admission or acknowledgement by any Party of any violation, infraction or wrongdoing. Without limiting the foregoing, upon request from any Bank Releasee made promptly after the Closing, each Seller shall confirm (or cause its applicable Affiliates to confirm) in writing the scope of the foregoing release. 6.13 Shareholders’ Agreement. Each Seller who is a party to that certain Shareholders’ Agreement dated January 2, 2001, as amended (the “Shareholders’ Agreement”), does hereby waive any and all rights such Seller has under the Shareholders’ Agreement, such waiver to be irrevocable unless this Agreement is terminated in accordance with its terms. Each Seller who is a party to the Shareholders’ Agreement agrees that effective upon the Closing, the Shareholders’ Agreement shall terminate and be of no further force and effect. Each Director Resignation Agreement shall expressly contemplate the waiver of any and all rights that the Minority Director Shareholder has under the Shareholders’ Agreement. 6.14 Maintenance of Branch Office. Purchaser will maintain a branch office at the premises of the Owned Property subsequent to the Closing Date for no less than the initial term of the Lease. ARTICLE VII CONDITIONS TO CONSUMMATION OF THE SHARE SALE 7.01 Conditions to the Obligation of Each Party to Effect the Share Sale. The respective obligation of each Party to consummate the Share Sale is subject to the fulfillment, or written waiver before the Closing, of each of the following conditions. (a) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided that no Requisite Regulatory Approval shall require compliance with any Burdensome Condition. Notwithstanding any other provision of this Agreement, the inclusion of a Burdensome Condition in connection with any Requisite Regulatory Approval shall constitute a denial of such Requisite Regulatory Approval and such Requisite Regulatory Approval shall be deemed not received for all purposes in this Agreement. (b) No Burdensome Conditions. Purchaser shall have concluded in its reasonable good faith judgment that, after giving effect to the transactions contemplated by this Agreement, neither Purchaser nor the Bank shall be subject to

-40- 4811-0033-8921 v.25 any condition in connection with obtaining and maintaining any Requisite Regulatory Approvals that would (i) materially restrict the business plan proposed by Purchaser for the operation of the Bank after Closing or (ii) be materially burdensome on Purchaser’s business following the Closing, in each case which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Purchaser to such a degree that Purchaser would not have entered into this Agreement had such restriction or condition been known to it at the date hereof (such conditions, “Burdensome Conditions”). (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal the consummation of the Share Sale. 7.02 Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the Share Sale is also subject to the fulfillment, or written waiver by Purchaser, before the Closing of each of the following conditions. (a) Representations and Warranties of Each Seller. The representations and warranties of each Seller set forth in Section 5.02 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date). (b) Representations and Warranties of the Bank. (i) The representations and warranties of the Bank set forth in this Agreement to the extent qualified by materiality, Material Adverse Effect or similar words shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and any other representations and warranties of the Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except, in each case, to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); and (ii) Purchaser shall have received a certificate, dated the Closing Date, signed by an executive officer of the Bank to that effect. (c) Performance of Obligations of Sellers. Sellers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date, and Purchaser shall have received a certificate, dated the Closing Date, signed by the Sellers’ Representative to that effect. (d) Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date, and Purchaser shall have received a

-41- 4811-0033-8921 v.25 certificate, dated the Closing Date, signed by an executive officer of the Bank to that effect. (e) Tangible Common Equity. The value of the Bank’s Tangible Common Equity shall equal or exceed the Target Tangible Common Equity Value. (f) Bank Equity-to-Debt Ratio. The Bank Equity-to-Debt Ratio as of the Closing shall be ten percent (10%) or greater. (g) No Material Adverse Effect. Since December 31, 2020, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to the Bank. (h) Board Resignations. If requested by Purchaser, the Bank shall have delivered to Purchaser the written resignations of all members of the Board of Directors of the Bank, effective as of the Closing. (i) Purchaser Shareholder Approval. Purchaser shall have obtained the approval of its stockholders to withdraw its election as a business development company under the Investment Company Act of 1940, as amended (the “Purchaser Shareholder Approval”). (j) Financing Matters. (i) Purchaser shall have completed a refinancing of its outstanding notes, including the elimination of any provisions relating to Purchaser’s election to be treated as a business development company under the Investment Company Act of 1940, as amended; and (ii) the Bank shall have established a standard line of credit from the Federal Home Loan Bank of New York (the “FHLBNY”) of an amount equal to or exceeding the lesser of $80,000,000 or the maximum possible amount permitted that is secured by the Bank’s portfolio of commercial and residential real estate loans, and the Bank’s portfolio of commercial real estate loans shall be eligible to be pledged to the FHLBNY as collateral to support a line of credit in such amount. (k) Bank Employees. The number of employees of the Bank as of the Closing shall not be less than 75% of the number of employees as of the date of this Agreement and shall include Nicholas DeMeo; for the avoidance of doubt, the other Bank employees as of the Closing do not need to be the same persons as were employees as of the date hereof, provided that any person hired by the Bank as a Bank employee subsequent to the date hereof shall be reasonably qualified, based upon, among other considerations, such person’s experience, expertise, credentials and qualifications to perform the job functions of the position at the Bank for which such person is hired. Purchaser shall have entered into an employment agreement with Nicholas DeMeo, with such agreement effective upon and subject to the Closing. (l) BIN Sponsorship. The Bank shall have used its reasonable best efforts to become a BIN Sponsor.

-42- 4811-0033-8921 v.25 (m) Total Average Deposits. Total average deposits of the Bank, determined in the same manner as the Bank’s quarterly call reports, shall be equal to or in excess of $125,000,000 on average for the last thirty (30) calendar days prior to Closing. (n) Articles of Association. The articles of association of the Bank shall have been amended, in a manner reasonably acceptable to the Purchaser, to remove any geographic restrictions on the location of the main office of the Bank other than those that may be imposed under applicable Law. 7.03 Conditions to the Obligation of the Bank and Sellers. The obligation of the Bank and Sellers to consummate the Share Sale is also subject to the fulfillment, or written waiver by the Bank and Sellers’ Representative, before the Closing of each of the following conditions. (a) Representations and Warranties of Purchaser. (i) The representations and warranties of Purchaser set forth in this Agreement to the extent qualified by materiality, Material Adverse Effect or similar words shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date, and any other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except, in each case, to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) and (ii) Sellers shall have received a certificate, dated the Closing Date, signed by an executive officer of Purchaser to that effect. (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date, and Sellers shall have received a certificate, dated the Closing Date, signed by an executive officer of Purchaser to that effect. ARTICLE VIII TERMINATION 8.01 Termination. This Agreement may be terminated, and the Share Sale may be abandoned, at any time before the Closing: (a) by the mutual written agreement of Purchaser and Sellers’ Representative; (b) by either Purchaser or Sellers’ Representative if the Closing has not occurred by the close of business on the date that is fifteen (15) months after the date of this Agreement;

-43- 4811-0033-8921 v.25 (c) by either Purchaser or Sellers’ Representative (i) if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Law or final, nonappealable Order that is in effect and prohibits or makes illegal the consummation of the Share Sale or (ii) any Requisite Regulatory Approval is denied by final, nonappealable action of the relevant Governmental Authority; (d) by Purchaser in the event the Purchaser Shareholder Approval is not obtained at the shareholder meeting where such approval is considered or any adjournment thereof; (e) by Purchaser in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Bank or Sellers, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any condition to the Purchaser’s obligations set forth in Article VII to be satisfied, and which cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to the Bank and Sellers’ Representative of such breach; (f) by the Sellers’ Representative in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any condition to the Bank and Sellers’ obligations set forth in Article VII to be satisfied, and which cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to Purchaser of such breach. 8.02 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination. In the case of any such termination by the Purchaser, such written notice shall be given to the Sellers’ Representative and in the case of any such termination by Sellers, such written notice shall be given by the Sellers’ Representative to the Purchaser. 8.03 Effect of Termination and Abandonment. (a) Except as otherwise provided herein, (i) if this Agreement is terminated as provided in Section 8.01, none of the Parties shall have any liability or further obligation under this Agreement, except pursuant to Sections 6.03, 6.05 and 6.06, this Section 8.03, Article X and Article XI (and any related definitional provisions), which shall survive termination of this Agreement and (ii) termination shall not relieve any Party from liability for fraud; provided that in no event shall any Party be liable for punitive damages. (b) In the event this Agreement is terminated by (I) Purchaser or Sellers’ Representative (i) pursuant to Section 8.01(b) and (A) the Dividend Approval has been obtained in accordance with Section 7.01(a) and (B) all other conditions to consummate the Share Sale set forth in Article VII have been fulfilled or waived in

-44- 4811-0033-8921 v.25 accordance with Article VII (or are capable of being fulfilled on the Closing Date) other than Section 7.01(a) in respect of the Federal Reserve Approval, the FDIC Approval, the OCC Approval or the SBA Approval in respect of the Purchaser (together, the “Purchaser Approvals”) or (ii) pursuant to Section 8.01(c) in respect of any Purchaser Approval or (II) Sellers’ Representative pursuant to Section 8.01(f) due to the Purchaser’s voluntary withdrawal of any application related to the Purchaser Approvals, and in each case in the event that each of the Bank and the Sellers has complied in all material respects with Section 6.02, Purchaser shall pay to the Bank within five (5) Business Days of the date of such termination an amount equal to $200,000 (the “Purchaser Termination Fee”). The Purchaser Termination Fee shall constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breaches of this Agreement, the receipt thereof shall be the sole and exclusive monetary remedy of the Bank and Sellers under this Agreement. ARTICLE IX INDEMNIFICATION 9.01 Indemnification by Sellers. (a) The Sellers, except for the Minority Shareholders, shall, severally, but not jointly, in proportion to their Pro Rata Share (as adjusted to reflect the exclusion of the Minority Shareholders from the obligations of Article IX), indemnify, defend, protect and hold harmless Purchaser, and its officers, directors, employees, agents and representatives (collectively, “Purchaser Indemnified Persons”) from and against all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including attorneys’ fees and costs and expenses of investigation), net of any insurance proceeds actually received and net of any tax benefits actually received by the Purchaser Indemnified Person in cash in the year of the loss (collectively, “Losses”) incurred by any of such indemnified persons as a result of or arising from (i) any misrepresentations or breach of any warranty or representation of the Bank set forth in Section 5.03 or the schedules or certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Bank under this Agreement, and (iii) Taxes that the Bank or Sellers shall be liable for pursuant to Section 6.07(a). In addition, each Seller shall indemnify, defend, protect and hold harmless the Purchaser Indemnified Persons from and against any Losses incurred by any of such indemnified persons as a result of or arising from (i) any misrepresentations or breach of any warranty or representation made by such Seller in Section 5.02 or the schedules or certificates delivered in connection herewith or (ii) any breach or nonfulfillment of any covenant or agreement on the part of such Seller under this Agreement. (b) Purchaser shall give the Sellers’ Representative written notice of any claim for indemnification pursuant to this Section 9.01 within thirty (30) calendar days after Purchaser receives notice, or becomes aware of, an event giving rise to such claim for indemnification.

-45- 4811-0033-8921 v.25 9.02 Indemnification by Purchaser. (a) Purchaser shall indemnify, defend, protect and hold harmless Sellers and their agents, representatives, beneficiaries and heirs (collectively, “Seller Indemnified Persons”) from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any misrepresentation or breach of the representations and warranties of Purchaser set forth in Section 5.04 or in the schedules or certificates delivered in connection herewith, and (b) any breach or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement. (b) The Sellers’ Representative shall give Purchaser written notice of any claim for indemnification pursuant to this Section 9.02 within thirty (30) calendar days after the Sellers’ Representative receives notice, or becomes aware of, an event giving rise to such claim for indemnification. 9.03 Third-Person Claims. (a) Notice. Promptly after any Purchaser Indemnified Person or Seller Indemnified Person indemnified pursuant to Section 9.01 and 9.02 (Purchaser Indemnified Person and Seller Indemnified Person, each an “Indemnified Party”) has received notice of or has knowledge of any claim by a person not a party to this Agreement (a “Third Person”), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall promptly provide to the Party obligated to provide indemnification pursuant to Section 9.01 or 9.02 (such Party, the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding. To the extent known, such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. (b) Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend, at its own expense and by its own counsel, any such matter, other than any matter with a Governmental Authority with jurisdiction over the Bank or Purchaser or any of their Affiliates, so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend, it shall promptly provide written notice to the Indemnified Party of its intention to do so and confirm that it will be responsible for any Losses related to the matter, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability, and provided further that if the Indemnified Party identifies a conflict of interest between the

-46- 4811-0033-8921 v.25 Indemnified Party and the Indemnifying Party in such matter, the Indemnified Party may hire separate counsel at the Indemnifying Party’s expense. (c) Settlement. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. (d) Defense by Indemnified Party. If, upon receiving notice, the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder within thirty (30) calendar days, or fails diligently to pursue such defense or is not entitled to assume such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its sole and absolute discretion, and the Indemnifying Party shall reimburse the Indemnified Party to the extent the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith are indemnifiable Losses under this Agreement. (e) No Waiver. Except as provided in writing to such effect signed by such person, no action or inaction of an Indemnifying Party under this Section 9.03 shall be deemed a waiver of such person’s right to contest any claim for indemnification under this Agreement. 9.04 Limitation of Liability. Any indemnification right resulting under this Article IX shall be subject to reaching a minimum aggregate obligation (a “Threshold”) of One Hundred Thousand Dollars ($100,000.00), whereupon, subject to the provisions and limitations hereof, the entire aggregate amount of all obligations and liabilities in excess of the Threshold shall be immediately due and payable. In no event will any Seller be liable for indemnification of any amount of Losses in excess of the amount of the Purchase Price actually received by such Seller, and the maximum aggregate amount of indemnification payable by the Sellers hereunder shall not exceed $12,500,000. Notwithstanding any provision in this Agreement to the contrary, except to the extent awarded by a court to a Third Person, in no event will any party be liable for any indirect, special, consequential or punitive damages (including, but not limited to, lost profits), in each case, to the extent not reasonably foreseeable. Notwithstanding the foregoing, the Threshold shall not apply to any claim related to fraudulent misrepresentations or willful or intentional breaches of this Agreement. 9.05 Survival of Representations and Warranties and Covenants. The representations and warranties set forth in Article V shall survive the Closing for a period of eighteen (18) months from the Closing Date (the “Expiration Date”). Notwithstanding anything in this Article IX to the contrary, an Indemnifying Party’s indemnification obligations under Article IX shall not terminate as of the Expiration Date with respect to any claims for indemnification to which the Expiration Date would otherwise be applicable which are asserted in writing prior to the Expiration Date and have not been finally resolved prior to the Expiration Date. Further, this Section 9.05 shall not operate to extinguish any claims any Party may have relating to fraudulent misrepresentations or willful or intentional breaches of this Agreement.

-47- 4811-0033-8921 v.25 The covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing and continue in effect in accordance with their terms until performed or the obligation to so perform shall have expired. The covenants and agreements of the Parties contained herein that by their terms are to be performed at or prior to the Closing shall not survive the Closing and shall terminate on the earlier of (a) the time at which they are performed and (b) immediately after the Closing. 9.06 Exclusive Remedy. In the absence of fraud or willful or intentional breaches of this Agreement by the Bank and Sellers on the one hand, or Purchaser on the other hand, the exclusive remedy of Sellers on the one hand, and Purchaser on the other hand, for Losses that are indemnifiable pursuant to Section 9.01 or 9.02 shall be pursuant to this Article IX, unless an additional remedy or different remedy is expressly set forth in a provision of this Agreement, and the parties waive all other remedies. Notwithstanding the foregoing, this Section 9.06 shall not limit the availability of specific performance or other equitable remedies. ARTICLE X SELLERS’ REPRESENTATIVE 10.01 Acknowledgement. Each Seller hereby irrevocably constitutes and appoints each of Richard Gelman and Corey Gelman as the representative of Sellers (each, a “Sellers’ Representative”), and each of Richard Gelman and Corey Gelman hereby accepts such appointment as the Sellers’ Representative, to act on behalf of such Seller as its agent and attorney-in-fact, with full power of substitution, to act in its name, place and stead in connection with the Share Sale and transactions contemplated hereby. The power of attorney granted in this Section 10.01 by each Seller is coupled with an interest, is irrevocable (except as provided by Section 10.05), may be delegated by a Sellers’ Representative and shall survive the death, dissolution or incapacity of any Seller and the consummation of the transactions contemplated hereby. Purchaser shall be entitled to rely on the actions of any one of the two individuals appointed in this Section 10.01 as a Sellers’ Representative as taken on behalf of the Sellers in connection with the transactions contemplated hereby. By signing this Agreement, each Seller shall be deemed to have authorized and empowered any one of the two individuals appointed in this Section 10.01 as a Sellers’ Representative, on its behalf and in its name, to (other than in connection with a claim pursuant to the second sentence of Section 9.01(a)): (a) act for and on behalf of each Seller in any and all capacities and to do and perform every act and thing required or permitted to be done, in the reasonable judgment of the Sellers’ Representative, in connection with the Share Sale and transactions contemplated hereby; (b) give and receive all notices or documents given or to be given to or by Sellers pursuant hereto or in connection herewith and to give and receive and accept service of legal process in connection with any Action arising under this Agreement or the Escrow Agreement; (c) engage counsel and such accountants and other advisors for Sellers and incur and pay such other expenses on behalf of Sellers in connection with the

-48- 4811-0033-8921 v.25 Share Sale and transactions contemplated hereby as the Sellers’ Representative may deem appropriate; (d) take such action on behalf of Sellers as the Sellers’ Representative may deem appropriate in respect of the following: (i) any matters contemplated by Section 3.04 (including any dispute relating thereto); (ii) any claims (including settlement thereof) made for indemnification pursuant to Article IX; (iii) any amendment, waiver or consent with respect to this Agreement or the Escrow Agreement; and (iv) any claims, filings or other matters contemplated by Section 6.02; (e) take such other action as the Sellers’ Representative is authorized to take under this Agreement or the Escrow Agreement; (f) make all determinations required or permitted under this Agreement or the Escrow Agreement; and (g) take all relevant action in all such other matters as the Sellers’ Representative may deem necessary or appropriate to consummate the Share Sale. 10.02 Sellers’ Representative Expenses. The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder but shall be entitled to reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing its duties under this Agreement and the Escrow Agreement. The Sellers’ Representative shall be entitled to deduct any such fees and expenses from any amounts payable to Sellers in accordance with the terms of this Agreement or the Escrow Agreement. 10.03 Indemnification of Sellers’ Representative. Sellers shall indemnify the Sellers’ Representative for and shall hold the Sellers’ Representative harmless against any loss, liability or expense incurred by the Sellers’ Representative or his agents, stockholders, consultants, attorneys, accountants, advisors, brokers or representatives, in each case relating to the Sellers’ Representative’s conduct as the Sellers’ Representative, including all out-of-pocket expenses incurred for legal fees or otherwise, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be individual obligations of each Seller based on his or her Pro Rata Share of such costs. The Sellers’ Representative shall be entitled to deduct any such fees and expenses from any amounts payable to Sellers in accordance with the terms of this Agreement or the Escrow Agreement. In no event shall the Sellers’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

-49- 4811-0033-8921 v.25 10.04 Reliance. In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any Party hereunder and (b) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. A decision, act, consent or instruction of any one of the two individuals appointed in Section 10.01 as a Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of Sellers and shall be final, binding and conclusive upon the Sellers. Purchaser shall be entitled to rely conclusively upon any statement or action within the scope of Section 10.01 made or taken by any one of the two individuals appointed in Section 10.01 as a Sellers’ Representative as being the action of Sellers. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to the Sellers or the Escrow Agent or any other person. Purchaser shall be entitled to rely fully on all actions of any one of the two individuals appointed in Section 10.01 as a Sellers’ Representative as a legal and binding action by the Sellers. Purchaser shall have no liability whatsoever for relying on any one of the two individuals appointed in Section 10.01 as a Sellers’ Representative or in dealing solely with Sellers’ Representative in any action, including any action requiring approval of the Sellers or any Seller. 10.05 Replacement of the Sellers’ Representative. The Sellers’ Representative may be replaced at any time by the affirmative vote or written consent of Sellers representing at least a majority of the Shares contemplated to be sold (or if such replacement is being made after the Closing, actually sold) hereunder. Sellers exercising such replacement right shall cause (a) written notice of such replacement (along with the replacement Sellers’ Representative’s notice details and evidence of the requisite Seller vote or consent having been obtained) to be promptly given to Purchaser and each other Seller and (b) the replacement Sellers’ Representative to accede to this Agreement as the Sellers’ Representative, it being understood that no replacement of the Sellers’ Representative pursuant to this Section 10.05 shall be effective until the notice contemplated by clause (a) has been delivered and the accession contemplated by clause (b) shall have occurred. ARTICLE XI MISCELLANEOUS 11.01 Waiver; Amendment. Subject to Section 10.05, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Purchaser and the Sellers’ Representative, or in the case of a waiver, by the Party granting the waiver or, in the case of a waiver granted by or on behalf of any Seller, by such Seller or by the Sellers’ Representative. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. 11.02 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and

-50- 4811-0033-8921 v.25 the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument, and each counterpart will constitute an original of this Agreement. 11.03 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction. 11.04 Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Eastern District of New York or the Supreme Court of the State of New York for the County of New York, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which Sellers or Purchaser is entitled under any theory of recovery whatsoever (including at law or in equity and including any remedies in tort or any other claims). 11.05 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. None of the Sellers may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchaser, and the Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Sellers’ Representative, except that the Purchaser can assign its rights or delegate any obligations to any Subsidiary or Affiliate of the Purchaser. 11.06 Notices. All notices or other communications hereunder to a Party shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery, on the day of such delivery, (b) if delivered by registered or certified mail (return receipt requested), or by a national courier service, on the day of delivery, (c) if sent by facsimile, upon confirmed transmission of such facsimile (provided that the facsimile is given during the normal business hours of the recipient; otherwise on the Business Day during which such normal business hours next occur); and (d) if sent by email, upon confirmation by telephone, facsimile or electronic mail from the receiving Party (or its legal counsel) or receipt thereof (excluding, however, out-of-office replies or other automatically generated responses), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person (each such notice, a “Notice”):

-51- 4811-0033-8921 v.25 If to Sellers’ Representative, to: Richard Gelman Corey Gelman Email: gelmanr@gmail.com corey@chicdog.com Telephone: (954) 714-9400 If to any Seller, to: the address and contact information set forth below the name of such Seller in Schedule A If to Purchaser, to: Newtek Business Service Corp. 4800 T-Rex Avenue, Suite 120 Boca Raton, FL 33431 Attention: Barry Sloane Email: bsloane@newtekone.com Telephone: (212) 356-9500 Facsimile: (866) 339-7027 With a copy to: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Jared M. Fishman Telephone: (212) 558-4000 Facsimile: (212) 558-9280 Email: fishmanj@sullcrom.com If to the Bank, prior to the Closing, to: National Bank of New York City 136-29 38th Avenue Flushing, NY 11354-4112 Attention: Richard Gelman, Chairman of the Board Email: rgelman@nbnyc.com Telephone: (718) 358-4400 Facsimile: (718) 358-4488

-52- 4811-0033-8921 v.25 With a copy to: Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Attention: Philip Ross Bevan Email: rbeva@sfttlaw.com Telephone: (202) 295-4517 Facsimile: (202) 337-5202 If to the Bank after the Closing, to the persons indicated under Purchaser above. 11.07 Entire Understanding; Third-Party Beneficiaries. This Agreement (including the Schedules, Annexes and Exhibits hereto) represents the entire understanding of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to, this Agreement, the Share Sale or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby. 11.08 Interpretation; Effect. In this Agreement, except as context may otherwise require: (a) references to the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Schedule to, this Agreement; (b) references to this Agreement are to this Agreement and Exhibits and the Schedules to it, taken as a whole; (c) references to the transactions contemplated hereby include the transactions provided for in this Agreement, including the Share Sale; (d) references to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any Section of any statute or regulation include any successor to the section; (e) references to any Governmental Authority include any successor to that Governmental Authority; (f) references to “Dollars” or “$” are to U.S. Dollars;

-53- 4811-0033-8921 v.25 (g) the words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (h) the words “include,” “includes,” or “including” are to be deemed followed by the words “without limitation”; (i) any singular term in this Agreement will be deemed to include the plural, and any plural term the singular; and all pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require; (j) the table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement; (k) this Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other; and (l) no provision of this Agreement shall require or be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law. 11.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement or the application thereof to any person or entity or any circumstance is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision or the application thereof in any other jurisdiction. 11.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

-54- 4811-0033-8921 v.25 LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10. 11.11 Venue for Resolution of Disputes. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if Notice is given in accordance with Section 11.06 of this Agreement. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in such court. [signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed in counterparts all as of the day and year first above written. SELLERS: GAIL FARBER REVOCABLE TRUST, AS AMENDED, FBO ETOILE GELMAN By: Name: Corey D. Gelman Title: Trustee GAIL FARBER REVOCABLE TRUST, AS AMENDED, FBO GARISON GELMAN By: _____________________________ Name: Corey D. Gelman Title: Trustee GAIL FARBER REVOCABLE TRUST, AS AMENDED, FBO JOIX GELMAN By: _____________________________ Name: Corey D. Gelman Title: Trustee COREY GELMAN REVOCABLE LIVING TRUST By: Name: Corey D. Gelman Title: Trustee GARY FARBER GELMAN REVOCABLE TRUST By: Name: Gary F. Gelman Title: Trustee

JOIX GELMAN By: Name: Gary Gelman Title: Custodian, NY UTMA ETOILE GELMAN By: Name: Gary Gelman Title: Custodian, NY UTMA GARISON GELMAN By: Name: Gary Gelman Title: Custodian, NY UTMA RICHARD GELMAN By: Name: Richard Gelman BANK: NATIONAL BANK OF NEW YORK CITY By: Name: Richard Gelman Title: Chairman of the Board PURCHASER: NEWTEK BUSINESS SERVICES CORP. By: Name: Title: